EXHIBIT 99.1

Applied Therapeutics to Present Data Highlighting AT-001 for the Treatment of Diabetic Cardiomyopathy in Late Breaking Session at the American Diabetes Association 79th Annual Scientific Sessions

AT-001, a novel, potent and selective aldose reductase inhibitor, is expected to start a pivotal study later this year

NEW YORK, June 7, 2019 - Applied Therapeutics Inc. (Nasdaq:APLT), a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates against validated molecular targets in indications of high unmet medical need, today announced that it will present data at the American Diabetes Association 79th Scientific Sessions in San Francisco (June 7-11, 2019) on AT-001, a novel, potent and selective aldose reductase inhibitor (ARI) in clinical development for Diabetic Cardiomyopathy (DbCM).  The Late Breaking Science poster, entitled “Phase 1/2 Safety and Proof of Biological Activity Study of AT-001, an Aldose Reductase Inhibitor in Development for Diabetic Cardiomyopathy” highlights a recently completed Phase 1/2 study in approximately 120 patients with type 2 diabetes, a subset of which had DbCM.

“Diabetic complications, such as Diabetic Cardiomyopathy, continue to grow despite advancements in glucose control. It’s imperative that therapies are developed to treat or prevent diabetic complications through mechanisms other than glycemic modification. “ said Riccardo Perfetti, MD, PhD.  “We are excited to be presenting our data at the prominent ‘Late Breaking’ session at ADA, and are thrilled by the recognition from the congress and the clinical community.  Targeting aldose reductase with a potent and selective inhibitor presents an opportunity to potentially halt disease progression and prevent worsening of heart failure in DbCM patients.  We look forward to initiating our pivotal program for AT-001 in DbCM later this year.”

Phase 1/2 Safety and Proof of Biological Activity Study of AT-001, an Aldose Reductase Inhibitor in Development for Diabetic Cardiomyopathy

(Late Breaking Abstract — oral poster presentation Sunday June 9, 12-1pm)

•                  AT-001 was well tolerated at all doses tested

•                  Target engagement was confirmed by potent aldose reductase (AR) inhibition as evidenced by significant reductions in sorbitol, a pharmacodynamic biomarker of AR activity

•                  AT-001 improved selectivity and affinity for AR resulted in potent AR inhibition

About Diabetic Cardiomyopathy

Diabetic Cardiomyopathy (DbCM) is a rapidly progressing degenerative disorder of the heart muscle in people with diabetes. There are no approved therapies for this fatal condition, which affects 17 — 24 percent of people with diabetes, or approximately 77 million patients worldwide. Hyperglycemia, a symptom that characterizes diabetes, triggers the enzyme Aldose Reductase to convert excess glucose into sorbitol and fructose, both of which can lead to cell death in the heart muscle. When this happens, the heart fibroses, or “hardens,” such that the organ is unable to circulate blood through the body effectively. Approximately 25 percent of patients with DbCM progress to overt heart failure or death within 1.5 years of diagnosis.

About AT-001

AT-001 is an investigational oral, novel, potent Aldose Reductase inhibitor in clinical development for the treatment of Diabetic Cardiomyopathy.  AT-001 has been studied in a Phase 1/2 study in approximately 120 patients with type 2 diabetes, a subset of which had DbCM.

About Applied Therapeutics

Applied Therapeutics is a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates against validated molecular targets in indications of high unmet medical need. The company’s lead drug candidate, AT-001, is a novel aldose reductase inhibitor (ARI) that is being developed for the treatment of Diabetic Cardiomyopathy, or DbCM, a fatal fibrosis of the heart. The company plans to initiate a Phase 2/3 pivotal study in DbCM in 2019. Applied Therapeutics is also developing AT-007, a central nervous system penetrant ARI, for the treatment of Galactosemia, a rare pediatric metabolic disease, which is expected to advance into a Phase 1 clinical trial in 2019. The preclinical pipeline also includes AT-003, an ARI designed to cross through the back of the eye when dosed orally, for the treatment of diabetic retinopathy, expected to advance into a Phase 1 study in 2020.

Forward-looking Statements

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Contacts

Investors:

Maeve Conneighton

(212) 600-1902 or

appliedtherapeutics@argotpartners.com

Media:

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